 Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members

SG Technologies Corp

Woodland Hills, California

We have audited the accompanying balance sheets of SG Technologies Corp as of December 31, 2011 and 2010, and the related statements of operations, members’ deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that we considered appropriate under the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SG Technologies Corp as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has experienced recurring operating losses and negative operating cash flows since inception, and has financed its working capital requirements through issuance of notes payable and advances from a related party. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As more fully discussed in Note 9 to the financial statements, on March 21, 2012, the Company entered into a merger agreement with Phototron, Inc. (Photoron), a publicly held company, pursuant to which upon closing of the merger on April 5, 2012, Phototron acquired all of the membership units of the Company.

WEINBERG & COMPANY, P.A.

Los Angeles, California

July 6, 2012

SG Technologies Corp.

Balance Sheets

	March 31,	December 31,	December 31,
	2012	2011	2010
ASSETS	(unaudited)

Current Assets
Cash	$ 6,251	$ 24,437	$ 5,656
Accounts receivable, net	14,635	14,479	-
Inventories	134,605	62,966	98,605

Total current assets	155,491	101,882	104,261

Property and equipment, net	1,753	-	-

Other assets	8,600	3,600	-

Total Assets	$ 165,844	$ 105,482	$ 104,261

LIABILITIES AND MEMBERS' DEFICIENCY

Current Liabilities
Accounts payable	$ 43,638	$ 81,998	$ -
Accrued liabilities	253	1,644	984
Related party advances	282,000	183,103	160,905
Note payable	25,000	25,000	25,000
Notes payable, related party	193,000	193,000	100,000

Total current liabilities	543,891	484,745	286,889

Commitments and contingencies

Members' Deficiency
Members' contribution	484,319	361,417	161,417
Accumulated deficit	(862,366)	(740,680)	(344,045)
Total members' deficiency	(378,047)	(379,263)	(182,628)

Total Liabilities and Members' Deficiency	$ 165,844	$ 105,482	$ 104,261

See accompanying notes to these financial statements.

SG Technologies Corp.

Statements of Operations

	For the Year Ended		For the Three Months Ended
	December 31,	December 30,	March 31,	March 31,
	2011	2010	2012	2011
			(unaudited)	(unaudited)
Revenue	$ 948,406	$ 1,353,689	$ 91,809	$ 264,594

Cost of goods sold	717,686	1,079,857	83,767	196,036

Gross profit	230,720	273,832	8,042	68,558

General and administrative expenses	601,943	510,316	125,144	122,020

Loss from operations	(371,223)	(236,484)	(117,102)	(53,462)

Interest expense	25,412	14,124	4,584	3,625

Net loss	$ (396,635)	$ (250,608)	$ (121,686)	$ (57,087)

See accompanying notes to these financial statements.

SG Technologies Corp.
Statement of Members' Deficiency
For the Years Ended December 31, 2011 and 2010 and the Three Months
Ended March 31, 2012 (Unaudited)

		Accumulated
	Contributions	Deficit	Total

Balance, December 31, 2009	$ 14,217	$ (93,437)	$ (79,220)

Contributions	137,200	-	137,200

Imputed interest on related party notes payable	10,000		10,000

Net loss	-	(250,608)	(250,608)

Balance, December 31, 2010	161,417	(344,045)	(182,628)

Contributions	190,000	-	190,000

Imputed interest on related party notes payable	10,000	-	10,000

Net loss	-	(396,635)	(396,635)

Balance, December 31, 2011	361,417	(740,680)	(379,263)

Imputed interest on related party notes payable	2,500	-	2,500

Contributions	120,402	-	120,402

Net loss	-	(121,686)	(121,686)

Balance, March 31, 2012 (unaudited)	$ 484,319	$ (862,366)	$ (378,047)

See accompanying notes to these financial statements.

SG Technologies Corp.

Statements of Cash Flows

	For the Year Ended		For the Three Months Ended
	December 31,	December 31,	March 31,	March 31,
Cash Flows from Operating Activities:	2011	2010	2012	2011
			(unaudited)	(unaudited)
Net loss	$ (396,635)	$ (250,608)	$ (121,686)	$ (57,087)

Adjustments to reconcile net loss to net cash
used in operating activities:
Imputed interest on related party notes payable	10,000	10,000	2,500	2,500
Changes in operating assets and liabilities:
Accounts receivable	(14,479)		(156)
Inventories	35,639	(69,541)	(71,639)	800
Prepaid expenses and other current assets	-		(5,000)
Accounts payable	81,998	(24,402)	(38,360)	25
Other assets	-	-	-	(2,824)
Accrued liabilities	660	984	(1,391)	(984)

Net cash used in operating activities	(282,817)	(333,567)	(235,732)	(57,570)

Cash Flows from Investing Activities:
Purchase of property and equipment	-	-	(1,753)	-
Acquisition of other assets	(3,600)	-	-	-
Net cash used in investing activities	(3,600)	-	(1,753)	-

Cash Flows from Financing Activities:
Proceeds from related party notes payable	93,000	6,589	-	93,000
Proceeds from note payable	-	25,000	-	-
Advances from related party	22,198	160,905	98,897	-
Member contributions	190,000	137,200	120,402	(7,777)

Net cash provided by financing activities	305,198	329,694	219,299	85,223

Net increase in cash	18,781	(3,873)	(18,186)	27,653

Cash, Beginning of Period	5,656	9,529	24,437	5,656

Cash, End of Period	$ 24,437	$ 5,656	$ 6,251	$ 33,309

See accompanying notes to these financial statements.

SG Technologies Corp

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2011 and 2010 and for the three months ended March 31, 2012 and 2011 (unaudited)

NOTE 1 – DESCRIPTION OF THE BUSINESS

SG Technologies Corp

SG Technologies Corp (the “Company”) was incorporated in Nevada on August 31, 2009. The Company provides USA engineered energy efficient and “green” technology for healthy and abundant indoor gardening. Stealth Grow LED products are available through more than 2,500 hydroponic retailers, and on-line resellers in the USA and Canada. The Company markets its products under the Phototron and Stealth Grow LED brand names.

On March 21, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Phototron Holdings, Inc (“Phototron”). The merger occurred on April 5, 2012. At the closing, SGT Merger Corporation, a Nevada corporation and wholly-owned subsidiary of Phototron (“MergerCo”), was merged with and into the Company (the “Merger”) and all of the Company’s shares of common stock outstanding were exchanged for 157,000,000 shares of Phototron’s common stock and 3,000,000 shares of Phototron’s Series A Preferred Stock. Each share of the Series A Preferred Stock is convertible into 23 shares of Phototron’s common stock (see Note 9 – Subsequent Events).

Interim Results

The financial statements at March 31, 2012 and for the three months periods ended March 31, 2012 and 2011 are unaudited, but include all adjustments, consisting of normal recurring entries, which our management believes to be necessary for a fair presentation of the periods presented. Interim results are not necessarily indicative of results for a full year. The Company’s operating results will fluctuate for the foreseeable future. Therefore, period-to-period comparisons should not be relied upon as predictive of our operation results in future periods.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities. For the year ended December 31, 2011, the Company incurred a net loss of $396,635 and cash used in operations was $282,817 and had a deficiency in members’ equity of $378,047. The Company has experienced recurring operating losses and negative operating cash flows since inception, and has financed its working capital requirements during this period primarily through the recurring issuance of notes payable and advances from a related party. These facts indicate that the Company might not be able to continue as a going concern.

Successful completion of the Company’s development programs and its transition to attaining profitable operations is dependent upon obtaining additional financing. The Company does not have sufficient resources to fund its operations for the next twelve months. Accordingly, the Company needs to raise additional funds in order to satisfy its future working capital requirements.

Continued negative cash flows and lack of liquidity create significant uncertainty about the Company’s ability to fully implement its operating plan, as a result of which the Company may have to reduce the scope of its planned operations. If cash resources are insufficient to satisfy the Company’s liquidity requirements, the Company would be required to scale back or discontinue its operations.

In conjunction with the Merger, the company issued a new notes payable, related party in the amount of $500,000 which retired the note payable, related party advances and notes payable, related party. The Company continues to seek additional capital to fund its operations in the short to medium term and believes that such capital, when combined with revenues expected from increased product shipments will be sufficient to sustain the Company’s operations for the next six months. There can be no guaranty that we will be able to consummate additional financing transactions of that financing will be available to us on acceptable terms.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representation of our management, who are responsible for their integrity and objectivity.

Use of Estimates

In preparing these financial statements in conformity with Generally Accepted Accounting Principles , management is required to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates and assumptions included in the consolidated financial statements relate to the valuation of estimates of sales returns, inventory reserves and accruals for potential liabilities.

Inventories

Inventories are stated at the lower of cost or market and are accounted for on a first-in, first-out basis.  Management estimates the portion of inventory that might not have future value by analyzing historical sales. The Company did not record any reserves for obsolete inventory for the years ended December 31, 2011, or 2010 or for the three months ended March 31, 2012 or 2011.

Property and equipment

Property and equipment are stated at cost and depreciated using the straight-line method based on the estimated useful lives (generally three to five years) of the related assets. The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the nondiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Any impairment loss is measured by comparing the fair value of the asset to its carrying amount. Repairs and maintenance costs are expensed as incurred.

Revenue

Revenue is recognized on the sale of a product when the product is shipped, which is when the risk of loss transfers to our customers, and collection of the sale is reasonably assured. A product is not shipped without an order from the customer and the completion of credit acceptance procedures. As substantially all sales are cash or credit card sales we did not maintain a reserve for bad debt as of March 31, 2012, December 31, 2011 or December 31, 2010.

Sales Returns

We allow customers to return defective products when they meet certain established criteria as outlined in our sales terms and conditions. It is our practice to regularly review and revise, when deemed necessary, our estimates of sales returns, which are based primarily on actual historical return rates. We record estimated sales returns as reductions to sales, cost of sales, and accounts receivable and an increase to inventory. Returned products which are recorded as inventory are valued based upon the amount we expect to realize upon its subsequent disposition. As of March 31, 2012, December 31, 2011 and December 31, 2010, there was no reserve for sales returns, which are minimal based upon our historical experience.

Concentration Risk

During the year ended December 31, 2010 and the three months ended March 31, 2012, one customer accounted for 24% and 52% of the Company’s total revenue. During the year ended December 31, 2011, no customer accounted for more than 10% of the Company’s total revenue. No amounts were owed by the aforementioned customer as of December 31, 2010 or March 31, 2012.

The Company purchases the majority of its inventory products from one vendor. For the years ended December 31, 2011 and 2010, the Company purchased 88% and 80% of its inventory from this vendor respectively and for the three months ended March 31, 2012 and 2012, the Company purchased 92% and 84% of its inventory from this vendor respectively. As of March 31, 2012, December 31, 2011 and December 31, 2010 the Company owes $16,034, nil and nil to this vendor.

Warranty Costs

Estimated future warranty obligations related to certain products are provided by charges to operations in the period in which the related revenue is recognized. Estimates are based, in part, on historical experience. As of March 31, 2012, December 31, 2011 and December 31, 2010, there was no warranty reserve.

Advertising Costs

Advertising costs are expensed as incurred and are included in general and administrative expenses in the amount of $103,367 and $104,346, for the years ended December 31, 2011 and 2010, respectively. Additionally, the Company incurred $6,585 and $25,016 of advertising expenses for the three months ended March 31, 2012 and 2011.

Income Taxes

The Company is a limited liability company that is taxed as a partnership under the Internal Revenue Code. Under those provisions, the Company does not pay federal or state income taxes on its taxable income. Instead, the members report their respective share of the Company’s taxable income. For California income tax purposes, a limited liability company is required to pay a fee based on its gross receipts, as defined, plus $800 annually. Accordingly, no provision has been made in the accompanying financial statements for federal or state income taxes.

The Company’s federal income tax returns for the years 2009 and beyond remain subject to examination by the Internal Revenue Service. The income tax returns for California remain subject to examination by state taxing authorities for the tax years 2009 and beyond.

Fair Value of Financial Instruments

On January 1, 2009, the Company adopted all of the provisions of Financial Accounting Standards Board Accounting Standards Codification, (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) which provides guidance on how to measure assets and liabilities that use fair value. ASC 820 defines fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement, and expands disclosures about fair value measurements. The three levels are defined as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3 - Unobservable inputs based on our assumptions.

At December 31, 2011, December 31, 2010 and March 31, 2012, the fair value of cash and cash equivalents, and accounts payable approximate their carrying values.

Recently Issued Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”. ASU No. 2011-4 does not require additional fair value measurements and is not intended to establish valuation standards or affect valuation practices outside of financial reporting. The ASU is effective for interim and annual periods beginning after December 15, 2011. We will adopt the ASU as required. The ASU will affect our fair value disclosures, but will not affect our results of operations, financial condition or liquidity.

In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income”. The ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity, and instead requires consecutive presentation of the statement of net income and other comprehensive income either in a continuous statement of comprehensive income or in two separate but consecutive statements. ASU No. 2011-5 is effective for interim and annual periods beginning after December 15, 2011. We will adopt the ASU as required. It will have no affect on our results of operations, financial condition or liquidity.

In September 2011, the FASB issued ASU 2011-08, “Testing Goodwill for Impairment”, an update to existing guidance on the assessment of goodwill impairment. This update simplifies the assessment of goodwill for impairment by allowing companies to consider qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount before performing the two step impairment review process. It also amends the examples of events or circumstances that would be considered in a goodwill impairment evaluation. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. We are currently evaluating the affects adoption of ASU 2011-08 may have on our goodwill impairment testing.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on our present or future consolidated financial statements.

NOTE 3 – INVENTORIES

Inventories are comprised of the following as of:

	(unaudited)
	March 31,	December 31,	December 31,
	2012	2011	2010
Raw materials	$ 2,283	$ -	$ -
Finished goods	132,322	62,966	97,605

	$ 134,605	$ 62,966	$ 97,605

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of:

	(unaudited)
	March 31,	December 31,	December 31,
	2012	2011	2010
Furniture and fixtures	$ 778	$ 778	$ 778
Computer equipment	7,336	5,583	5,583

	8,114	6,361	6,361

Less: accumulated depreciation	6,361	6,361	6,361

	$ 1,753	$ -	$ -

Depreciation expense for the years ended December 31, 2011 and 2010 and for the three months ended March 31, 2012 and 2011 was nil.

NOTE 5 – RELATED PARTY ADVANCES

From time to time the Company’s CEO has advanced various amounts to the Company. Those amounts are unsecured, non-interest bearing and due on demand. As of March 31, 2012, the CEO has not made a demand for payment. Subsequent to March 31, 2012, these advances were converted into a note payable between the CEO and the Company (see Note 9 - Subsequent Events).

NOTE 6 – NOTES PAYABLE

Notes payable consist of the following:

	(unaudited)
	March 31,	December 31,	December 31,
	2012	2011	2010

Note payable, unsecured and due 60 days from
demand. The note bears interest at the rate of
25% per annum, payable semi-monthly. The
note is personally guaranteed by the Company's
CEO. The holder of the note has not made a
demand for payment as of March 31, 2012	$ 25,000	$ 25,000	$ 25,000

Note payable, related party, unsecured and
due 120 days from demand. The note is non
interest bearing and is personally guaranteed
by the Company's CEO. The Company has
imputed interest at the rate of 10% per annum.	100,000	100,000	100,000

Note payable, related party, unsecured and
due 120 days from demand. The note bears
interest at the rate of 10% per annum,
payable quarterly and is personally
guaranteed by the Company's CEO.	93,000	93,000	-

	$ 218,000	$ 218,000	$ 125,000

For financial statement presentation purposes, the above notes have been classified as follows:

	(unaudited)
	March 31,	December 31,	December 31,
	2012	2011	2010

Note payable	$ 25,000	$ 25,000	$ 25,000
Notes payable, related party	193,000	193,000	100,000

	$ 218,000	$ 218,000	$ 125,000

Although the note holders have not made a demand for payment, the above notes have been classified as current liabilities.

Subsequent to March 31, 2012, these notes were exchanged for new notes payable. (See Note 9 – Subsequent Events).

NOTE 7 – MEMBERS’ EQUITY

The Company’s members entered into an operating agreement dated August 10, 2009. Pursuant to that agreement the Company maintains an equity account for each member. Member contributions are credited to the member’s capital accounts and increase their respective ownership. The operating agreement provides that profits and losses are allocated to the members in proportion to the respective ownership percentages; however, the allocation of losses to any member shall not exceed the maximum amount of losses that can be allocated without causing the members capital account balance to be reduced below zero. Additionally, the operating agreements provides for the distribution of net cash receipts, which primarily consists of net profits less required debt payments, 120 days after year end. Since the Company has incurred losses since inception there have not been any net cash receipt distributions.

NOTE 8 – INCOME TAXES

Deferred taxes represent the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes. Temporary differences result primarily from the recording of tax benefits of net operating loss carry forwards and stock-based compensation.

As of March 31, 2012, the Company has an insufficient history to support the likelihood of ultimate realization of the benefit associated with the deferred tax asset. Accordingly, a valuation allowance has been established for the full amount of the net deferred tax asset.

The Company’s effective income tax rate differs from the amount computed by applying the federal statutory income tax rate to loss before income taxes as follows:

	December 31,	December 31,	March 31,	March 31,
	2011	2010	2012	2011

Income tax benefit at the federal statutory rate	-34%	-34%	-34%	-34%
State income tax benefit, net of federal tax benefit	-6%	-6%	-6%	-6%
Change in fair value of warrant liability	20%	20%	20%	20%
Change in valuation allowance for deferred tax assets	20%	20%	20%	20%
Total	0%	0%	0%	0%

	March 31,	December 31,	December 31,
	2012	2011	2010
Net operating loss carryforwards	$ 302,000	$ 253,000	$ 134,000
Less valuation allowance	(302,000)	(253,000)	(134,000)
Net deferred tax asset	$ -	$ -	$ -

Net operating loss carryforwards
Accumulated deficit	(754,348)	(632,662)	(334,045)
Effective tax rate	40%	40%	40%
	302,000	253,000	134,000

As of March 31, 2012, December 31, 2011, and December 31, 2010, the Company had federal and California income tax net operating loss carryforwards of approximately $754,000, $633,000 and $334,000, respectively.

Section 382 of the Internal Revenue Code can limit the amount of net operating losses which may be utilized if certain changes to a company’s ownership occur. The Company is in the process of evaluating whether such changes in ownership occurred, and its effect on the utilization of its loss carryforwards.

NOTE 9 – SUBSEQUENT EVENTS

On March 21, 2012, the Company entered into the Merger Agreement with Phototron and the closing of the Merger occurred on April 5, 2012.

At the closing, the MergerCo was merged with and into the Company. All of the Company’s outstanding shares of common stock were exchanged for 157,000,000 shares of Phototron’s common stock and 3,000,000 shares of Phototron’s Series A Preferred Stock. Each share of the Series A Preferred Stock will convert into 23 shares of Phototron’s common stock on the earlier of (a) the date agreed to by the holders of a majority of the shares of Series A Preferred Stock and Phototron’s representative and (b) the 18-month anniversary of the closing.

In connection with the closing, Phototron and the Company entered into an escrow agreement with Stubbs, Alderton & Markiles, LLP, as the escrow agent, pursuant to which, the shares of the Series A Preferred stock issued to the Company’s former stockholders will be held in escrow pending the achievement by the surviving company of certain financial milestones as provided in the Merger Agreement. If the surviving corporation achieves such financial milestones, the Series A Preferred Stock will be released from escrow and delivered to the Company’s former stockholders. If the surviving corporation fails to achieve such financial milestones, the Series A Preferred Stock will be released from escrow, delivered to Phototron and cancelled.

In connection with the Merger, Phototron issued $500,000 of notes payable to the former note holders of the Company in exchange for notes previously issued by the Company. The new notes (the “Notes”) payable were issued pursuant to the terms and conditions of that certain Securities Purchase and Exchange Agreement, dated as of March 16, 2012. The Notes are unsecured and pay 6% interest per annum with a maturity date of April 15, 2015. Phototron’s obligations under the Notes would accelerate upon bankruptcy, any default by Phototron of its payment obligations under the Notes or the breach of any provision of any material agreement between Phototron and such note holders. Default interest will accrue after an event of default at an annual rate of 12%.

The Notes are convertible at any time into common stock at a specified conversion price, which will initially be $0.035 per share. The conversion price will be subject to specified adjustments for certain changes in the number of outstanding shares of Phototron’s common stock. In the event a dilutive issuance occurs such conversion price would be subject to a “full ratchet” adjustment that generally reduces the conversion price to equal the price in the dilutive issuance, regardless of the size of the dilutive issuance. Due to the potential variability of their exercise price, these Notes will have a derivative feature and accounted separately from the underlying notes payable.

On April 13, 2012, Phototron entered into a Letter of Intent (the “LOI”) to acquire substantially all of the assets of Greners.com (“Greners”). Greners is a leading gardening website that sells a wide range of garden products.

Under the transactions contemplated by the LOI, Phototron would purchase substantially all of the assets of Greners for cash and a note. The completion of the acquisition would be subject to certain conditions to closing, including, but not limited to, the negotiation and execution of an asset purchase agreement and the approval by Phototron’s Board of Directors, Greners’ Board of Directors and the Greners stockholders.

Subject to the satisfaction of the above conditions and other customary conditions, the asset purchase agreement is presently expected to be entered into by July 9, 2012. However, there can be no assurances that the asset purchase agreement will be completed.